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                                                                    EXHIBIT 10.2

                  PSB GROUP, INC. 2004 STOCK COMPENSATION PLAN

                           RESTRICTED STOCK AGREEMENT

     This Restricted Stock Agreement ("Agreement") is made effective July 5, 2006, between PSB Group, Inc a Michigan corporation (the "Company") and Michael
J. Tierney (the "Grantee") in accordance with the following terms and conditions:

     1. Share Award. The Company hereby awards to the Grantee 5,000 shares ("Shares") of common stock of the Company ("Common Stock") pursuant to the PSB Group, Inc., 2004 Stock Compensation Plan, as the same may be amended from time to time (the "Plan"), and upon the terms and conditions and subject to the restrictions set forth in the Plan and as set forth in this Agreement. A copy of the Plan, as currently in effect, has been provided to the Grantee and is incorporated herein by reference and is attached hereto. Capitalized terms used herein but which are not defined herein shall have the meanings given to such terms in the Plan.

     2. Restrictions on Transfer and Vesting Period. Except as otherwise provided herein, Shares shall become vested ("Vested") in accordance with the following schedule:

Date of Vesting   Number of Shares Vested
---------------   -----------------------
  July 5, 2006             2,500
  July 5, 2008             1,250
  July 5, 2010             1,250

Until Shares become Vested in accordance with such schedule, or as otherwise provided in this Agreement, Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Grantee except pursuant to a "domestic relations order," as defined in Section 414(p)(1)(B) of the Code, or as hereinafter provided.

     The Committee, referred to in Section 4 of the Plan, shall have the authority, in its discretion, to accelerate Vesting (including, but not limited to, the authority to remove any or all restrictions), whenever the Committee may determine that such action is appropriate by reason of changes in applicable tax or other laws, other changes in circumstances occurring after the date hereof, or for any other reason.

     Upon a Change in Control of the Company, Grantee shall become immediately Vested in all Shares awarded under this Agreement that have not become Vested at that time. In the event

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Grantee's employment with the Company and its Subsidiaries is terminated due to the Grantee's death or Disability the Grantee (or the Grantee's beneficiary) shall become Vested in all Shares that have not yet Vested.

     3. Termination of Service. In the event a Grantee's employment with the Company and its Subsidiaries is terminated for any reason other than death or Disability, the Grantee shall forfeit all Shares that have not yet Vested.

     4. Certificates for the Shares. The Company shall issue a certificate for the Shares in the name of the Grantee, and shall hold such certificate for the benefit of the Grantee until the Grantee becomes Vested in such Shares. Such certificate shall bear the following legend:

     "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the PSB Group Inc., 2004 Stock Compensation Plan. Copies of such Plan are on file in the office of the Secretary of PSB Group, Inc., 1800 East Twelve Mile Road, Madison Heights, Michigan 48071.

     The Grantee further agrees that simultaneously with the execution of this Agreement, the Grantee shall execute stock powers in favor of the Company with respect to the Shares and that the Grantee shall promptly deliver such stock powers to the Company.

     5. Grantee's Rights. During the period the Shares are not Vested, unless the Shares are forfeited, the Grantee shall have all other rights of a shareholder, including, but not limited to, the right to receive all dividends paid on the Shares and the right to vote such Shares.

     6. Delivery of Certificates. Upon Vesting with respect to any portion of the Shares, the Company shall deliver to the Grantee (or in the case of a deceased Grantee, to his legal representative) a certificate in respect of such Shares and the related stock power held by the Company pursuant to Section 4 above. Shares which have become Vested shall be free of the restrictions referred to in this Agreement and such certificate shall not bear the legend provided for in Section 4 above.

     7. Adjustments for Changes in Capitalization of the Company. In the event of any change in the outstanding Stock of the Company as a result of a merger, reorganization, stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made and the number and class of Shares covered by this Agreement shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any shares of Common Stock or other securities received by the Grantee as a result of the foregoing with respect to Shares as to which the restrictions contained herein remain in effect shall also be subject to such restrictions, and the certificate or other instruments representing or evidencing such shares or securities shall be legended and deposited with the

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Company in the manner provided in Section 4 above. The Grantee shall execute stock powers in favor of the Company with respect to such shares.

     8. Plan and Plan Interpretations as Controlling. The Shares hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations made in the discretion of the Committee shall be binding and conclusive upon the Grantee or his legal representatives with regard to any questions arising hereunder or under the Plan.

     9. Withholding Tax. Upon Vesting with respect to any Shares (or at any such earlier time, if any, that an election is made by the Grantee under Section 83(b) of the Code, or any successor thereto), the Company may withhold from any payment or distribution made under the Plan sufficient Shares to cover any applicable withholding and employment taxes. The Company shall have the right to deduct from all dividends paid with respect to Shares the amount of any taxes which the Company is required to withhold with respect to such dividend payments.

     10. Amendment. The Committee may waive any conditions of or rights of the Company or modify or amend the terms of this Agreement; provided, however, that the Committee may not amend, alter, suspend, discontinue or terminate any provision hereof which may adversely affect the Grantee without the Grantee's (or his legal representative's) written consent.

     11. Grantee Acceptance. The Grantee shall signify his acceptance of the terms and conditions of this Agreement by signing in the space provided below, by signing the attached stock powers, and by returning a signed copy hereof and of the attached stock powers to the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                        PSB GROUP, INC.


                                        By: /s/ Robert L. Cole
                                            ------------------------------------
                                        Its: President and CEO


                                        ACCEPTED:


                                        /s/ Michael J. Tierney
                                        ----------------------------------------
                                        Michael J. Tierney

                                        [Personal Address Omitted]
                                        (Street Address)

                                        [Personal Address Omitted]
                                        (City, State and Zip Code)